Exhibit 99.1

PRESS RELEASE                                    CONTACT:  Rosemarie A. Romano
April 29, 2004                                             Corporate Secretary
                                                               (203) 786-8659


         SOUTHERN CONNECTICUT BANCORP, INC. TO ORGANIZE COMMERCIAL BANK
                            DE NOVO IN NEW LONDON, CT

         On April 28, 2004, the State of Connecticut issued to the organizers of The Bank of Southeastern Connecticut a Temporary Certificate of Authority to complete the organization of the bank. The bank, to be located in New London, Connecticut, is being organized as a wholly-owned subsidiary of Southern Connecticut Bancorp, Inc. ("SCB"). Under the Temporary Certificate of Authority, the organizers are granted a period of 18 months to complete the steps necessary for the issuance of a Final Certificate of Authority. These steps include raising a minimum equity capital of $6 million, obtaining deposit insurance from the FDIC, obtaining the approval of the Banking Commissioner for the bank's directors and executive officers, and establishing a main office location acceptable to the Banking Commissioner.

         SCB is preparing the necessary applications to the FDIC for deposit insurance for the bank and to the Federal Reserve Board for approval for SCB to acquire the new bank. Subject to receipt of approval of these applications and satisfaction of the additional steps outlined in the Temporary Certificate of Authority, SCB expects that The Bank of Southeastern Connecticut will open for business during the fourth quarter of 2004.


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         Southern  Connecticut  Bancorp,  Inc. is also the parent of The Bank of
Southern Connecticut located in New Haven, Connecticut. The Bank of Southern Connecticut, which opened on October 1, 2001, reported assets of $65,426,000 at the end of March 31, 2004.




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